                                                               Exhibit 99.(a)(2)



                             Intercorp Excelle, Inc.

                         Valuation and Fairness Opinion
                                 September 2001

                             Intercorp Excelle, Inc.
                         Valuation and Fairness Opinion
                                 September 2001


                                TABLE OF CONTENTS


                                                                                                             Page
INTRODUCTION..................................................................................................1

SUMMARY DESCRIPTION OF THE TRANSACTION........................................................................2

SUMMARY VALUATION CONCLUSION AND FAIRNESS OPINION.............................................................2

BACKGROUND TO THE ENGAGEMENT OF CPL...........................................................................3

CREDENTIALS OF CPL............................................................................................3

INDEPENDENCE OF CPL...........................................................................................4

BRIEF DESCRIPTION OF BUSINESS.................................................................................5

SCOPE OF REVIEW...............................................................................................5

PRIOR VALUATIONS..............................................................................................6

ASSUMPTIONS...................................................................................................7
Valuation.....................................................................................................7
Valuation and Fairness Opinions...............................................................................7

RESTRICTIONS, LIMITATIONS AND QUALIFICATIONS..................................................................8

VALUATION PRINCIPLES AND METHODOLOGIES........................................................................9
Fair Market Value.............................................................................................9
Valuation Approach............................................................................................9
CCF Technique - Schedule 1....................................................................................10

SPECIAL PURCHASER CONSIDERATIONS..............................................................................11

VALUATION CONCLUSION..........................................................................................12

FAIRNESS OPINION..............................................................................................12

                             Intercorp Excelle, Inc.
                         Valuation and Fairness Opinion
                                 September 2001



                                    SCHEDULES


                                                                                                              Tab
Capitalized Cash Flow..........................................................................................1
Summary of Normalizing Adjustments.............................................................................2
Summary of Historical Operating Results........................................................................3
Summary of Net Assets..........................................................................................4


                                   APPENDICES


Curriculum Vitae of Stephen R. Cole............................................................................A
Curriculum Vitae of Vivian M. Alterman.........................................................................B


                                                                 Stephen R. Cole
                                                      Direct Dial:  416-364-9701
                                               Email:  scole@coleandpartners.com

                                                              Vivian M. Alterman
                                                      Direct Dial:  416-364-9712
                                           Email:  valterman@coleandpartners.com


September 24, 2001

PRIVATE AND CONFIDENTIAL

Board of Directors of
Intercorp Excelle, Inc.
c/o Mr. Fred Burke
Chief Operating Officer
1880 Ormont Drive
Toronto, Ontario
M9L 2V4

Dear Sirs:

Re:      Intercorp Excelle, Inc.
         Valuation and Fairness Opinion


INTRODUCTION


Cole & Partners Limited ("CPL", "we", "us" or "our") understands that Intercorp Excelle Inc.(1) ("Intercorp" or the "company") proposes to take the company private through an acquisition of all of its outstanding common shares (the "common shares") on or about September 2001 (the "Transaction").


--------------------------------------------------------------------------------
Note:  All amounts are stated in U.S. currency.

--------
(1) Reference to Intercorp or the company includes its subsidiary Intercorp Excelle Foods Inc.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------

The terms and conditions of the Transaction are outlined below under the heading Summary Description of the Transaction and will be more fully described in the Offer to Purchase (the "Offer") to be prepared in connection with the Transaction.

In connection with the Transaction, the Board of Directors of Intercorp (the "Board of Directors") constituted an independent committee of the company's independent directors, Messrs. John Rothschild and Taketo Murata (the "Independent Committee").

We understand that the members of the Independent Committee are considered to be independent of the Unger Family and related parties (collectively referred to as the "Unger Group"), including:

o    Arnold Unger, the Co-Chairman and Chief Executive Officer of Intercorp;

o    Renee Unger, the Co-Chairman and President of Intercorp; and

o    The Unger Family Trust.


The Unger Group is the beneficial owner of 72.65% of the common shares.(2)


SUMMARY DESCRIPTION OF THE TRANSACTION


In summary(3), pursuant to the Transaction, the common shareholders of Intercorp will receive $1.15 per share in cash (the "offer price").

The Unger Group intends to acquire all the outstanding common shares of Intercorp and then to immediately take the company private.


SUMMARY VALUATION CONCLUSION AND FAIRNESS OPINION


It is the opinion of CPL, based on our scope of review and subject to the assumptions and restrictions noted herein that, as at the date hereof, the fair market value of a common share of Intercorp is in the range of $1.11 to $1.32.

In light of the forecasted recession and the aftermath of the events of September 11, 2001, informed prudent investors are likely to transact at the lower end of the value range. It also


--------
(2) As at September 2001, there were 3,902,282 common shares outstanding, of which the Unger Group owns 2,835,000.
(3) Readers are referred to the Offer for a fuller description of the terms and conditions of the Transaction.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


follows that there is a low probability that the upper end of the value range would be achieved in the near future.

Pursuant to the Transaction, the common shareholders of Intercorp will receive $1.15 per share in cash. The offer price of $1.15 per common share falls within the range of values derived from our valuation (as set forth above).

Based on and subject to the foregoing, CPL is of the opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the common shareholders of Intercorp.(4)


BACKGROUND TO THE ENGAGEMENT OF CPL


CPL was contacted by the Board of Directors in July 2001 about the possibility of acting as financial advisor. Discussions ensued with respect to the Transaction and the business terms under which CPL would provide the requisite services. Under the terms of an engagement agreement, CPL was shortly thereafter engaged by the Board of Directors to prepare a formal valuation of all the outstanding common shares of Intercorp in anticipation of the Transaction which Transaction complies with the requirements of Ontario Securities Commission Rule 61-501 as well as an opinion (the "Fairness Opinion") as to the fairness of the Transaction, from a financial perspective, to the shareholders of Intercorp, other than the Unger Group.

Under the terms of our engagement agreement, the fees payable to CPL for the financial advisory services are based on time spent at normal rates, plus reasonable disbursements. In addition, CPL is to be indemnified by Intercorp in respect of certain liabilities that may be incurred by CPL in connection with the provision of its services in the engagement.


CREDENTIALS OF CPL


CPL are advisors and financial intermediaries to entrepreneurs, owners and senior managers of private and public mid-market companies.

We provide a full range of services relating to:

o    mergers and acquisitions;

o    sales and divestitures;


--------
(4) We are not commenting on the fairness of the Transaction to the Unger Group.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


o    strategic and financial partnerships;

o    financing, debt and equity for businesses and funds;

o    business plans and projections;

o    business valuations and fairness opinions; and

o expert opinions relating to the above and other financial matters for use in and by the courts and dispute resolution bodies (and related assistance to legal counsel).

We have extensive experience with transactions and financing, corporate governance, partner relations and business valuations. The curricula vitae of the professionals who primarily worked on this engagement are appended to this Fairness Opinion at Appendices A and B.


INDEPENDENCE OF CPL


CPL is not an insider, associate or affiliate of, nor has it provided any financial or other advisory services to Intercorp, the Unger Group or related parties (the "Interested Parties"). The fees payable to CPL under the engagement on the delivery of the Valuation and Fairness Opinion are not contingent upon the conclusions reached by CPL in the Valuation or the Fairness Opinion or upon the success of the Transaction.

There are no understandings or agreements between CPL and any of the Interested Parties with respect to any future business dealings. However, CPL and its affiliates may, from time to time in the future, in the ordinary course of business, seek or be provided with additional financial advisory or other fees for service assignments from these parties.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


BRIEF DESCRIPTION OF BUSINESS


The company manufactures, markets and distributes over 200 products, including salad dressings, dips, meat and steak sauces, marinades and mayonnaise. Renee's Gourmet(TM) refrigerated salad dressings and sauces are marketed throughout Canada. The company distributes these lines of gourmet salad dressings and sauces to supermarkets and gourmet specialty shops. Salad dressings, sauces, marinades and mayonnaise are also distributed under the brand name Excelle and under private labels for both retail and food service establishments, including supermarkets, restaurants, hotels, and other institutions throughout Canada and the United States. The company also markets A1TM steak sauces throughout Canada. The proportion of the company's gross sales by major business segment are illustrated below:



        Retail Renee's         Food            Retail              A1 Steak
         Gourmet(TM)          Service       Private Label          Sauce(TM)
            42%                 38%              15%                   5%



The company has an average 30% gross margin. Renee's(TM) brand products have higher margins than the other business lines.

Intercorp manufactures all of its products in its 75,000 square foot facility located at 1700-1880 Ormont Drive in Toronto, Canada (the "property").




SCOPE OF REVIEW


In connection with our Valuation and Fairness Opinion, we have reviewed and relied upon information contained in the following:

a) audited publicly released annual financial statements of Intercorp for the fiscal years ended 1999 through 2001, inclusive;

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


b) unaudited internal interim financial statements of Intercorp for the six months ended July 31, 2001;

c) appraisal report of 1700-1880 Ormont Drive in Toronto, Canada, as at March 20, 2001, prepared by Hendren Appraisals, Real Estate Appraisals and Consultants;

d)   management forecasts prepared by management of Intercorp;

e) terms and conditions of Intercorp's existing credit facility with the National Bank of Canada;

f) public information concerning Intercorp (including, as applicable, that relating to the business, its operations, financial performance and share trading history);

g) public information concerning various other food service industry participants (including, as applicable, that relating to operations, financial performance and share trading history);

h) draft offer to purchase all outstanding common shares of Intercorp for cash prepared in connection with the Transaction;

i) our observations of the operations of Intercorp based on a tour of the offices of Intercorp located in Toronto, Canada;

j) detailed discussions with senior management of Intercorp regarding its expectations and outlooks for Intercorp and the food services industry and other matters that CPL considered relevant to the Valuation; and

k) representations contained in a certificate addressed to us, dated as of the date hereof, from senior management of Intercorp as to the completeness and accuracy of the information upon which we have relied to develop the Valuation and Fairness Opinion.


PRIOR VALUATIONS

Senior officers of Intercorp have represented to CPL that, to the best of their knowledge, there have been no prior valuations of Intercorp, or of any of its material assets or liabilities, during the past 24 months.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


ASSUMPTIONS


This Valuation and Fairness Opinion is subject to the assumptions, explanations and limitations contained in this Valuation and Fairness Opinion including those set forth below.

Valuation

In forming our opinion of value, we assumed, in addition to the assumptions noted elsewhere herein, that:

a) as at the date hereof, Intercorp had no unusual contractual obligations and/or substantial commitments other than in the ordinary course of business, or litigation pending or threatened;

b)   as at the date hereof, Intercorp had no contingent liabilities;

c) the fair market value of Intercorp's assets and liabilities, as at the date hereof, were equivalent to their book values as at July 31, 2001, except as noted; and

d) there are no prior formal offers or prior valuations or other material expert reports relating to Intercorp in the past 24 months.

Information indicating assumptions contrary to those above or others set out in this report would require a review of our opinion contained herein.

Valuation and Fairness Opinions

With the approval of the Board of Directors of Intercorp and as provided for in our engagement agreement, CPL has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions and representations written and oral (the "Information") obtained by us from public sources, and senior management of Intercorp, and their advisors. This Valuation and Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. CPL has not independently verified the completeness, accuracy or fair presentation of any of the Information.

Senior officers of Intercorp have represented to CPL in a certificate delivered to us as of the date hereof that: (i) the Information provided by Intercorp for the purposes of preparing the Valuation and Fairness Opinion was, as of the date provided, and is collectively, as of the date hereof, complete, true and correct in all material respects and did not, and does not, contain any untrue statement of a material fact in respect of Intercorp or the Transaction and did not, and does not, omit to state a material fact in respect of Intercorp or the Transaction necessary to make the

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


Information not misleading in light of the circumstances under which the Information was provided to CPL; and (ii) since the Information was provided to CPL, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities, business, operations or prospects of Intercorp, and no material change has occurred in any of the Information which would reasonably be expected to have a material effect on the Valuation and Fairness Opinion. With respect to the financial forecast provided to CPL and used in the analysis supporting this Valuation and Fairness Opinion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management of Intercorp as to the matters covered thereby and in rendering the Valuation and Fairness Opinion we express no view as to the reasonableness of such forecast or the assumptions on which they are based.

The Valuation and Fairness Opinion is rendered on the basis of the general business, financial, economic and securities market conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Intercorp as they were reflected in the Information and documents reviewed by us and as they were represented to us in our discussions with senior management of Intercorp. In preparing the Valuation and Fairness Opinion, CPL has also assumed that all of the conditions required to complete the Transaction will be satisfied.

We believe that our analysis must be considered as a whole and that to focus on specific portions of such analysis and on the factors considered, without considering all analyses and factors, would create an incomplete and misleading view of the development and conclusions of the Valuation and Fairness Opinion. We believe that the preparation of a valuation and fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary descriptions. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.


RESTRICTIONS, LIMITATIONS AND QUALIFICATIONS


This Valuation and Fairness Opinion is not to be construed as a recommendation to the Board of Directors or any shareholders as to whether or not they support or vote in favour of the Transaction.

This Valuation and Fairness Opinion is only for the use of the Board of Directors of Intercorp and only in connection with the Transaction and may not be used or relied upon by any other persons without our express written consent. We do not assume any responsibility or liability for losses occasioned to you, Intercorp, the Unger Group, any shareholders of Intercorp or any other party as a result of the circulation, publication, reproduction or use of our Valuation and Fairness Opinion (in whole or in part) contrary to the provisions set out herein or in our engagement letter.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


This Valuation and Fairness Opinion is effective only as at the date hereof and we disclaim any undertaking or obligation to advise any persons of any change in any fact or matter affecting our Valuation and Fairness Opinion that may be brought to our attention after this date. We reserve the right, at our sole discretion, to change, modify or withdraw our Valuation and Fairness Opinion in the event that there is a material change in any fact or matter affecting the Valuation and Fairness Opinion after this date.

This Valuation and Fairness Opinion is based on assumptions made regarding future events with respect to the operations of Intercorp and the general economy which cannot by their nature be precisely determined and, while considered reasonable, will not occur exactly as forecast.


VALUATION PRINCIPLES AND METHODOLOGIES


Fair Market Value

For purposes of this Valuation and Fairness Opinion, we have adopted fair market value as the basis of value. Fair market value is defined as the highest price available in an open and unrestricted market between informed, prudent parties acting at arm's-length and under no compulsion to act, expressed in terms of money or money's worth.

Valuation Approach

There are two generally accepted approaches to value, being the going-concern approach and the liquidation approach. We do not believe that a liquidation approach is applicable in this case. Under the going-concern approach, various valuation techniques can be used such as capitalized cash flow, discounted cash flow, adjusted book value and comparable company and transaction analyses.

We relied on the capitalized cash flow technique ("CCF") in valuing the common shares of Intercorp. As a secondary technique, we tested our conclusions with a discounted cash flow analysis.

CPL did not rely upon public trading values to determine the fair market value of the company because the public float of common shares of Intercorp is too small to be representative. In order to test our conclusions, however, we considered how Intercorp's trading price reconciles to our value conclusions.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


CCF Technique - Schedule 1

The CCF technique involves estimating the company's maintainable level of after-tax cash flows from operations and capitalizing this amount at a rate reflective of the risk of the investment in relation to other available investments.

Maintainable Cash Flows

A summary of Intercorp's historical income statements for the fiscal years ended January 31, 1999 to 2001, actual results for the six months ended July 31, 2001 and management's forecast for the 2002 fiscal year are shown on Schedule 3.

CPL estimated maintainable EBITDA to be in the range of $1,150,000 to $1,650,000, as shown on Schedule 2.

Capitalization Rate

We applied multiples of 8.5 to 10.5 times to the maintainable after-tax cash flows. These multiples were based upon the weighted average cost of capital ("WACC") for Intercorp. The WACC was chosen after determining, within a range of sensitivities, the appropriate cost of equity capital, after-tax cost of debt capital and capital structure of Intercorp (including the company's high tangible asset backing).

In determining the appropriate cost of equity capital, CPL utilized the "Build-Up" method to estimate the cost of equity with reference to the risk-free rate of return, equity market risk premiums and specific company risk premiums. The cost of debt was calculated based upon Intercorp's existing credit agreement.

Conclusion

Based on the CCF methodology and subject to the assumptions, restrictions and qualifications noted herein, the fair market value of Intercorp, as at the date hereof, is estimated to be in the range of $4.5 million to $5.3 million. Therefore, the fair market value of a common share of Intercorp, as at the date hereof, falls within a range of $1.11 to $1.32 per share.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


We tested our conclusions by considering an analysis of Intercorp's trading price. Our analysis and conclusions are illustrated in the chart below:



                                                                                      Per Share ($)
Trading price at September 17, 2001(5)                                              0.65
Average of high and low rolling 52 week closing price                                                0.82
Add estimated marketability/liquidity discount in price at 25%                      0.22             0.27
                                                                                --------         --------
                                                                                    0.87             1.09
Add control premium at 30%                                                          0.26             0.33
                                                                                --------         --------
Range                                                                               1.13             1.42
                                                                                ========         ========
Midpoint                                                                                             1.28
                                                                                                 ========



SPECIAL PURCHASER CONSIDERATIONS


A special purchaser would not likely be interested in acquiring the manufacturing assets of Intercorp. Rather, such a purchaser would be interested in acquiring the trademark, brand name and proprietary information of Renee's(TM). The Renee's(TM) brand would have North American market potential. However, the A1(TM) brand potential is restricted to Canada as Intercorp only has ownership of the Canadian rights to this brand. This would likely make it unattractive to the multinational buyer. Significant severance and asset disposition costs would likely be associated with a sale to a strategic buyer interested primarily in the brand and not all of the senior management and manufacturing assets.

We considered an analysis of the value of the company based on reasonable proceeds for its brands and the liquidation value of its assets. Our conclusions supported our value conclusions set out below.

----------
(5) The last trading price as at the date of this report.

Board of Directors of Intercorp Excelle, Inc.
September 24, 2001

--------------------------------------------------------------------------------


VALUATION CONCLUSION


The table below provides a summary of our valuation analysis, as shown on
Schedule 1.

                                                                          Value Per Common Share ($)
                                                                  --------------------------------------------
                           Analysis                                   Low              Mid            High
  Capitalized cash flow (Schedule 1)                                 1.11             1.29            1.32
                                                                  ============     ============    ===========
  Average value per common share                                                                      1.24
                                                                                                   ===========
  Premium over trading price
  at September 17, 2001 - $0.65                                                                       91%
                                                                                                   ===========
  Premium over average of high and low rolling
  52 week closing price - $0.82                                                                       51%
                                                                                                   ===========


Based on the foregoing, CPL concludes that the fair market value of a common share of Intercorp is in the range of $1.11 to $1.32.


FAIRNESS OPINION


Pursuant to the Transaction, the offer price of $1.15 per common share falls within the range of values derived from our valuation (as set forth above). Based on and subject to the foregoing, CPL is of the opinion that, as at the date hereof, the offer price per common share is fair, from a financial perspective, to the shareholders of Intercorp, other than the Unger Group and any parties related to it.

Yours truly,

Cole & Partners Limited




Stephen R. Cole/Vivian M. Alterman

INTERCORP EXCELLE INC.                                                Schedule 1
Capitalized Cash Flow
--------------------------------------------------------------------------------
Estimated Fair Market Value
As at September, 2001
(US$)

                                                                                 ------------------------------------------------
                                                                                                       Range
                                                                                 ------------------------------------------------
Maintainable EBITDA                                           Schedule 2              1,150,000      1,450,000         1,650,000

Income Taxes                                                      Note 1               (392,380)      (494,740)         (562,980)
                                                                                 ---------------  -------------    --------------

After tax cash flows                                                                    757,620        955,260         1,087,020

Less:         Annual sustaining capital expenditures,
                net of tax shield                                                      (252,540)      (318,420)         (362,340)
                                                                                 ---------------  -------------    --------------

After-tax free cash flows                                                               505,080        636,840           724,680

Multiples                                                                                  10.5            9.5               8.5
                                                                                 ---------------  -------------    --------------

Capitalized cash flow value                                                           5,303,340      6,049,980         6,159,780

Add:          Estimated tax shield on existing assets                                   500,000        500,000           500,000
                                                                                 ---------------  -------------    --------------

Enterprise value                                                                      5,803,340      6,549,980         6,659,780

Add:          Redundant assets, net                             Schedule 4              544,052        544,052           544,052
Deduct:       Interest bearing debt                             Schedule 4           (1,871,618)    (1,871,618)       (1,871,618)
                                                                                 ---------------  -------------    --------------

Fair Market Value (equity value)                                                      4,475,774      5,222,414         5,332,214
                                                                                 ===============  =============    ==============
Rounded                                                                               4,500,000      5,200,000         5,300,000
                                                                                 ===============  =============    ==============

Value per share                  (3,902,282 shares)               Note 3                   1.11           1.29              1.32
                                                                                 ===============  =============    ==============


Notes:
-------------------------------------------------------------------------------

1. Income tax is calculated using the combined Federal and Ontario income tax rate for Manufacturing and processing income, effective January 1, 2001 of 34.12%.

2.    Cost estimate provided by management.

3. There are 3,902,282 shares outstanding. The calculated value per share includes the dilutive effect of the company's stock option plan which will be collapsed.


              To be read with our report dated September 24, 2001

INTERCORP EXCELLE INC.                                                Schedule 2
Summary of Normalizing Adjustments
--------------------------------------------------------------------------------
(US$)


                                                                                             For the years ended January 31,
                                                                           --------------------------------------------------------
                                                                                 1999            2001       2000          Est. 2002
                                                                           --------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

 Reported income before income taxes                        Schedule 3           427,496       394,683       452,659       768,328
-----------------------------------------------------------------------------------------------------------------------------------

Add:
     Interest                                                                     10,588        39,834        77,453        66,540
     Amortization                                                                294,695       512,951       576,668       548,764
                                                                           -------------- ------------- -------------  ------------

-----------------------------------------------------------------------------------------------------------------------------------
EBITDA before normalizing adjustments                                            732,779       947,468     1,106,780     1,383,632
-----------------------------------------------------------------------------------------------------------------------------------

Normalizing adjustments:

     Reduction in administrative costs due
        to efficiencies including
        warehouse/distribution costs related
        to new cooler addition                                      Note 1       346,000       293,000       279,000             -
     Non-recurring public company costs                             Note 2        67,000        67,000        67,000             -
     Non-recurring interest income                                  Note 3      (179,000)     (126,000)     (112,000)
                                                                           -------------- ------------- -------------  ------------
                                                                                 234,000       234,000       234,000             -
                                                                           -------------- ------------- -------------  ------------

-----------------------------------------------------------------------------------------------------------------------------------
Normalized BETIDE                                                                966,779     1,181,468     1,340,780     1,383,632
-----------------------------------------------------------------------------------------------------------------------------------

     Selected range                                                 Note 4     1,150,000     1,450,000     1,650,000
                                                                           ============== ============= =============


Notes:
------------------------------------------------------------------

1.   The 2002 forecast numbers reflect these adjustments.

2.   Cost estimate provided by management.

3.   Interest income on redundant cash.

4. The wide range of selected maintainable EBITDA is based on historical results and management forecasts and expectations.


              To be read with our report dated September 24, 2001

INTERCORP EXCELLE INC.                                                Schedule 3
Summary of Historical Operating Results
--------------------------------------------------------------------------------
(US$)

                                                                                      For the years ended January 31,
                                                      ----------------------------------------------------------------------------
                                                                         Actual, Publicly Released (audited)
                                                      --------------------------------------------------------------------
                                                           1999                     2000                       2001
                                                      ----------------         ----------------          -----------------
Gross sales (see breakdown below)                          11,938,764     100%      15,225,382      100%       18,812,103    100%
Trade expenditures                                            830,473       7%       1,160,434        8%        1,595,049      8%
                                                      ----------------         ----------------          -----------------
Net sales                                                  11,108,291      93%      14,064,948       92%       17,217,054     92%

Cost of sales                                               7,615,057      64%      10,023,703       66%       11,984,718     64%
                                                      ----------------         ----------------          -----------------

Gross profit                                                3,493,234      29%       4,041,245       27%        5,232,336     28%
                                                      ----------------         ----------------          -----------------

Operating expenses
        Selling                                             1,615,817      14%       1,959,473       13%        2,493,987     13%
        General & administrative                            1,270,472      11%       1,271,928        8%        1,835,469     10%
        Research & development                                161,728       1%         231,446        2%          291,199      2%
        Interest                                               10,588       0%          39,834        0%           77,453      0%
        Amortization                                           90,538       1%          88,229        1%          117,576      1%
                                                      ----------------         ----------------          -----------------
                                                            3,149,143      26%       3,590,910       24%        4,815,684     26%
                                                      ----------------         ----------------          -----------------

Operating income                                              344,091       3%         450,335        3%          416,652      2%
        Gain/(loss) on foreign exchange                        83,405       1%         (55,652)       0%           36,007      0%
                                                      ----------------         ----------------          -----------------
Income before income taxes                                    427,496       4%         394,683        3%          452,659      2%
                                                      ================         ================          =================


Gross Sales by Major Business Segment (US$000)

        Retail Renee's Gourmet(TM)                              5,149      43%           6,675       44%            7,895     42%
        Food Service                                            4,183      35%           5,451       36%            7,269     39%
        Retail Private Label                                    2,607      22%           2,829       19%            2,642     14%
        A1(TM)Steak Sauce (Note 1)                                  0       0%             271        2%              881      5%
        US Retail                                                   0       0%               0        0%              124      1%
                                                      ----------------         ----------------          -----------------
Gross sales                                                    11,939                   15,225                     18,811
                                                      ================         ================          =================

                                                         For the years
                                                        ended January 31,
                                                      -------------------
                                                           Management             Actual Internal
                                                            Forecast               6 months ended
                                                             2002                  July 31, 2001
                                                       ------------------         -----------------
Gross sales (see breakdown below)                             22,326,812     100%       11,466,645     100%
Trade expenditures                                             2,320,541      10%        1,141,677      10%
                                                       ------------------         -----------------
Net sales                                                     20,006,271      90%       10,324,968      90%

Cost of sales                                                 13,964,418      63%        7,066,213      62%
                                                       ------------------         -----------------

Gross profit                                                   6,041,853      27%        3,258,755      28%
                                                       ------------------         -----------------

Operating expenses
        Selling                                                3,446,639      15%        1,649,425      14%
        General & administrative                               1,463,762       7%        1,044,975       9%
        Research & development                                   214,453       1%          202,687       2%
        Interest                                                  66,540       0%           59,202       1%
        Amortization                                              70,445       0%           50,134       0%
                                                       ------------------         -----------------
                                                               5,261,839      24%        3,006,423      26%
                                                       ------------------         -----------------

Operating income                                                 780,014       3%          252,332       2%
        Gain/(loss) on foreign exchange                          (11,686)      0%            9,604       0%
                                                       ------------------         -----------------
Income before income taxes                                       768,328       3%          261,936       2%
                                                       ==================         =================


Gross Sales by Major Business Segment (US$000)

        Retail Renee's Gourmet(TM)                                 9,243      41%
        Food Service                                               8,387      38%
        Retail Private Label                                       3,459      15%
        A1(TM)Steak Sauce (Note 1)                                 1,127       5%
        US Retail                                                    110       0%
                                                       ------------------
Gross sales                                                       22,327
                                                       ==================


Note:
------------------------------------------------------

1.   A1(TM) was acquired July 1999.


              To be read with our report dated September 24, 2001

INTERCORP EXCELLE INC.                                               Schedule 4
Summary of Net Assets
--------------------------------------------------------------------------------
(US$)

                                                                     Book                          Estimated
                                                                  Value as at                     Fair Market
                                                                 July 31, 2001                       Value
                                                              --------------------              -----------------
                                                                                                     Note 1
ASSETS
Current assets
          Cash and cash equivalents                                       642,947                        642,947
          Accounts receivable                                           1,663,530                      1,663,530
          Inventory                                                     2,190,809                      2,190,809
          Other current assets                                            358,162                        358,162
          Due from director, current portion                               15,363                         15,363
                                                              --------------------              -----------------
                                                                        4,870,811                      4,870,811
                                                              --------------------              -----------------

Property - 1700-1880 Ormont Drive                                       1,971,129    Note 2            2,679,000
Other assets, net                                                       2,938,495    Note 3            1,684,319
                                                              --------------------              -----------------
                                                                        4,909,624                      4,363,319
                                                              --------------------              -----------------

Due from a director                                                       102,347                        102,347
                                                              --------------------              -----------------

Total assets                                                            9,882,782                      9,336,477
                                                              ====================              =================

LIABILITIES
Current liabilities
          Accounts payable & accrued liabilities                        2,154,793                      2,154,793
          Income taxes payable                                              4,098                          4,098
          Current portion of long-term debt                               441,588                        441,588
                                                              --------------------              -----------------
                                                                        2,600,479                      2,600,479
Long term liabilities
          Long-term debt                                                1,430,030                      1,430,030
          Due to directors                                                115,664                        115,664
          Deferred income taxes                                           158,574                              0
                                                              --------------------              -----------------
                                                                        1,704,268                      1,545,694
                                                              --------------------              -----------------

Total liabilities                                                       4,304,747                      4,146,173
                                                              --------------------              -----------------

SHAREHOLDERS' EQUITY                                                    5,578,035                      5,190,304
                                                              ====================              =================
Earnings after-tax from August 1 to 31, 2001                                                           Note 4

Tangible Asset Backing


Less:     Contingent income taxes to distribute proceeds
            on redundant assets  (31.3% dividend rate and
            50% present value discount)


Estimated fair market value



                                                                   Tangible Asset                 Redundant
                                                                       Backing                      Assets
                                                                ------------------           ------------------
ASSETS
Current assets
          Cash and cash equivalents                                                                    642,947
          Accounts receivable                                           1,663,530
          Inventory                                                     2,190,809
          Other current assets                                            358,162
          Due from director, current portion                                                            15,363
                                                                ------------------           ------------------
                                                                        4,212,501                      658,310
                                                                ------------------           ------------------

Property - 1700-1880 Ormont Drive                                       2,679,000
Other assets, net                                                       1,684,319
                                                                ------------------           ------------------
                                                                        4,363,319                            0
                                                                ------------------           ------------------

Due from a director                                                             0                      102,347
                                                                ------------------           ------------------

Total assets                                                            8,575,820                      760,657
                                                                ==================           ==================

LIABILITIES
Current liabilities
          Accounts payable & accrued liabilities                        2,154,793
          Income taxes payable                                              4,098
          Current portion of long-term debt                               441,588
                                                                ------------------           ------------------
                                                                        2,600,479                            0
Long term liabilities
          Long-term debt                                                1,430,030
          Due to directors                                                      0                      115,664
          Deferred income taxes                                                 0
                                                                ------------------           ------------------
                                                                        1,430,030                      115,664
                                                                ------------------           ------------------

Total liabilities                                                       4,030,509                      115,664
                                                                ------------------           ------------------

SHAREHOLDERS' EQUITY                                                    4,545,311                      644,993

Earnings after-tax from August 1 to 31, 2001                               27,816
                                                                ------------------
Tangible Asset Backing                                                  4,573,127
                                                                ==================

Less:     Contingent income taxes to distribute proceeds
            on redundant assets  (31.3% dividend rate and
            50% present value discount)                                                                (100,941)

                                                                                             ------------------
Estimated fair market value                                                                            544,052
                                                                                             ==================


Notes:
--------------------------------------------------

1. We have assumed that the reported book values of all assets and liabilities as at July 31, 2001 are equal to their estimated fair market value as at September, 2001, except as noted.

2. The market value of the land, building and additions is based on an appraisal report as at March 20, 2001 prepared for financing purposes by Hendren Appraisals.

3. The reported book values include the cost of acquiring the Canadian trademark, brand name and proprietary information of A-1TM Sauce Business and other assets such as equipment.

     The estimated fair market values presented exclude the goodwill value of A-1TM. We have assumed the liquidation value of the equipment to be 75% of its net book value.

4. After-tax earnings from August 1 to 31, 2001 based on a pro-ration of the results for the 6 months ended July 31, 2001.

5.   Interest bearing debt

     Current portion of long term debt               441,588
     Long-term debt                                1,430,030
                                              --------------------
     Total long-term debt                          1,871,618
                                              ====================


              To be read with our report dated September 24, 2001